UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 21, 2017

Northwest Biotherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-35737	94-3306718
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

4800 Montgomery Lane, Suite 800

Bethesda, Maryland 20814

(Address of Principal Executive Offices)

(240) 497-9024

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

As previously reported by Northwest Biotherapeutics, Inc. (the “Company”), on March 9, 2017, the Company and the holders (the “Holders”) of the Company’s 5.00% Convertible Senior Notes due 2017 (the “Old Notes”) entered into a Note Repurchase Agreement (the “Repurchase Agreement”). Pursuant to the Repurchase Agreement, the Company was required to repurchase $5.0 million aggregate principal amount of the Old Notes in June 2017 (the “June Notes”) and, upon such repurchase, the Holders were to deliver the remaining $500,000 of Old Notes without further payment. Certain unaffiliated institutional investors (the “Investors”) desired to purchase Notes directly from the Holders. So, the Company engaged in negotiations with the investors and the Holders, and the Company did not effect the repurchase that was due in June.

On June 21, 2017, the Investors agreed to purchase $5.0 million of the Old Notes from the Holders (the “Acquired Notes”), pursuant to a Purchase Agreement (the “Purchase Agreement”).

Also on June 21, 2017, the Company and the Investor entered into an Exchange Agreement (the “Exchange Agreement”) pursuant to which the Investor agreed to exchange its $5.0 million of Acquired Notes for new convertible notes with an aggregate principal amount of approximately $5.6 million, inclusive of original issue discount of approximately 9%. The Company and the Investor also entered into a Note Purchase Agreement (the “Note Purchase Agreement”) pursuant to which the Investor purchased convertible notes with an aggregate principal amount of approximately $350,000, inclusive of original issue discount of approximately 9%, for $325,000 in cash.

The convertible notes have a 3-year maturity and bear interest at 12% per annum. No interest will be payable during the term, but interest will accrue and be payable at maturity. The debt financing is secured by the property owned by the Company in the U.K., and not by any other assets of the Company. The convertible notes and accrued interest on the convertible notes will be convertible at any time during the term at fixed conversion prices: 50% of the principal and accrued interest will be convertible at $0.25 per share, 25% of the principal and accrued interest will be convertible at $0.50 per share and 25% of the principal and accrued interest will be convertible at $1.00 per share.

The closing of the transactions set forth in the Exchange Agreement, the Purchase Agreement and the Note Purchase Agreement occurred on June 21, 2017. As a result of the transactions, the Old Notes were retired in full, and the Old Notes and the related Indenture, dated August 18, 2014, were discharged.

The convertible notes and common stock issuable upon conversion thereof were issued pursuant to the exemption from the registration requirements afforded by Section 4(a)(2) of the Securities Act of 1933, as amended.

A copy of the Exchange Agreement and Note Purchase Agreement are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 1.02.

Item 3.02.	Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Securities Exchange Agreement, dated June 21, 2017, between Northwest Biotherapeutics, Inc. and the investor named therein
10.2	Note Purchase Agreement, dated June 21, 2017, between Northwest Biotherapeutics, Inc. and the investor named therein

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST BIOTHERAPEUTICS, INC.

Date: June 27, 2017	By:	/s/ Linda Powers
	Name:	Linda Powers
	Title:	Chief Executive Officer and Chairman

EXHIBIT INDEX

Exhibit No.	Description
10.1	Securities Exchange Agreement, dated June 21, 2017, between Northwest Biotherapeutics, Inc. and the investor named therein
10.2	Note Purchase Agreement, dated June 21, 2017, between Northwest Biotherapeutics, Inc. and the investor named therein